As filed with the Securities and Exchange Commission on January 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

MakeMyTrip Limited

(Exact name of registrant as specified in its charter)

Mauritius (State or other jurisdiction of incorporation or organization)	13-4125456 (IRS Employer Identification No.)

Tower A, SP Infocity, 243,

Udyog Vihar, Phase 1

Gurgaon, Haryana 122016, India

(Address of principal executive offices and zip code)

MakeMyTrip 2010 Share Incentive Plan

(Full title of the plan)

MakeMyTrip.com Inc.

60 East 42nd Street

Suite 605

New York, New York 10165

(Name and address of agent for service)

(212) 760-1511

(Telephone number, including area code, of agent for service)

Copies to:

Michael W. Sturrock, Esq.

Rajiv Gupta, Esq.

Latham & Watkins LLP

9 Raffles Place #42-02

Republic Plaza

Singapore 048619

+65- 6536-1161

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary shares, $0.0005 par value per share	6,412,429 shares	$31.55	$202,312,134.95	$23,447.98

(1)	Represents (i) 3,095,840 additional ordinary shares available for issuance pursuant to awards (including the exercise of any options) that may be granted under the MakeMyTrip 2010 Share Incentive Plan (the “2010 Plan”) pursuant to that certain First Amendment to the 2010 Plan, dated October 18, 2016, (ii) 1,836,798 additional ordinary shares that may become available for issuance pursuant to (A) awards (including the exercise of any options) that may be granted under the 2010 Plan pursuant to that certain Second Amendment to the 2010 Plan, dated October 18, 2016, which will become effective if and when the transactions contemplated by that certain the Transaction Agreement by and among MIH Internet SEA Private Limited, MakeMyTrip Limited (the “Registrant”) and solely for the purposes of Article XIII thereof, MIH B2C Holdings B.V., dated as of October 18, 2016 (as amended, modified and supplemented from time to time, the “Transaction Agreement”), are consummated, and (B) awards to be granted under the 2010 Plan upon the conversion, in accordance with the Transaction Agreement, of share appreciation rights of Ibibo Group Holdings (Singapore) Private Limited and restricted stock units of Naspers Limited, and (iii) 1,479,791 additional ordinary shares subject to awards granted under the 2010 Plan that may become available for issuance under the 2010 Plan if any awards under the 2010 Plan are forfeited, lapse unexercised, terminate, expire or are settled in cash. In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional ordinary shares which become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s ordinary shares reported on the NASDAQ Global Market on January 24, 2017.

EXPLANATORY STATEMENT

Pursuant to General Instruction E to Form S-8, this registration statement registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the 2010 Plan, is effective. Therefore, this registration statement consists only of the following: the facing page, the required statement (regarding incorporation by reference) set forth below, the required opinions and consents, the signature page and information that is required in this registration statement that is not in the earlier registration statement.

This registration statement hereby incorporates by reference the contents of the Registrant’s earlier registration statement on Form S-8, Registration File No. 333- 168880, filed with the Securities and Exchange Commission on August 17, 2010. After giving effect to this filing, an aggregate of 10,114,328 ordinary shares have been registered for issuance pursuant to the 2010 Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

See the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gurgaon, Haryana, India, on January 30, 2017.

MakeMyTrip Limited

By:	/s/ Deep Kalra
Name: Deep Kalra
Title: Group Chairman and Group Chief Executive Officer

We, the undersigned directors of MakeMyTrip Limited and executive officers of MakeMyTrip Limited and its subsidiaries hereby severally constitute and appoint Deep Kalra and Rajesh Magow, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities held on January 30, 2017.

Signature	Title

/s/ Deep Kalra
Deep Kalra	Group Chairman and Group Chief Executive Officer

/s/ Rajesh Magow
Rajesh Magow	Director and Chief Executive Officer – India

/s/ Mohit Kabra
Mohit Kabra	Director and Group Chief Financial Officer (group principal financial officer and group principal accounting officer)

/s/ Philip C. Wolf
Philip C. Wolf	Independent Director

/s/ Aditya Tim Guleri
Aditya Tim Guleri	Independent Director

/s/ Vivek N. Gour
Vivek N. Gour	Independent Director

/s/ Frederic Lalonde
Frederic Lalonde	Independent Director

/s/ Ranodeb Roy
Ranodeb Roy	Independent Director

/s/ Gyaneshwarnath Gowrea
Gyaneshwarnath Gowrea	Director

/s/ Naushad Ally Sohoboo
Naushad Ally Sohoboo	Director

/s/ James Jianzhang Liang
James Jianzhang Liang	Director

/s/ Jonathan I. Huang
Jonathan I. Huang	Authorized Representative in the United States

MAKEMYTRIP LIMITED

EXHIBIT INDEX

No.	Description

4.1	Constitution of MakeMyTrip Limited (incorporated by reference to Exhibit 3.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-168315) as filed with the Securities and Exchange Commission on July 26, 2010).

4.2	Form of ordinary share certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 (File No. 333-168315) as filed with the Securities and Exchange Commission on July 26, 2010).

4.3

MakeMyTrip 2010 Share Incentive Plan (incorporated by reference to Exhibit 10.1.2 to the

Registration Statement on Form F-1 (File No. 333-168315) as filed with the Securities and Exchange

Commission on July 26, 2010).

4.4	First Amendment to MakeMyTrip 2010 Share Incentive Plan (incorporated by reference to Exhibit 99.5 to the Form 6-K (File No. 001-34837) as filed with the Securities and Exchange Commission on October 19, 2016).

4.5*	Second Amendment to MakeMyTrip 2010 Share Incentive Plan.

5.1*	Opinion of Appleby Mauritius, counsel to the Registrant, as to the legality of the Ordinary Shares being registered.

23.1*	Consent of KPMG, independent registered public accounting firm.

23.2*	Consent of Appleby Mauritius (included in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.